EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SHUMATE INDUSTRIES, INC.

Shumate Industries, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify the following:

I.           The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been approved at a special meeting of the stockholders of the Corporation in accordance with Section 211 et seq. of the General Corporation Law of the State of Delaware.

II.           Article I of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“ARTICLE I
Name of Corporation

The name of the Corporation is Hemiwedge Industries, Inc.”

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 27th day of January, 2009.

SHUMATE INDUSTRIES, INC.

By:	/s/ Ken Chickering
Kenton Chickering, President